Exhibit 99.1

SPX FLOW REPORTS FOURTH QUARTER AND FULL YEAR 2017 RESULTS
AND PROVIDES 2018 FINANCIAL GUIDANCE

●	Q4 2017 Earnings Per Share of $0.72, Adjusted Earnings Per Share* of $0.52

●	Q4 2017 Operating Cash of $88 Million; 2017 Full Year Operating Cash of $205 Million

●	Net Debt* Reduced by 29% in 2017, Net Leverage Reduced to 3.0x

●	2018 EPS Guidance Range of $2.21 to $2.56 Per Share; EBITDA* of $240 to $260 Million
____________________________________________________________________________________
CHARLOTTE, NC - February 6, 2018 - SPX FLOW, Inc. (NYSE:FLOW) today reported results for the quarter and full year ended December 31, 2017 and issued its 2018 full year guidance.
“Over the past two years we created a strong, healthy foundation for the future.  We completed the execution of our realignment program and transitioned to a customer-focused operating structure, which is simplifying how we work together and unlocking our potential for growth and improvement,” said Marc Michael, President and Chief Executive Officer.
“Our people have shown tremendous resiliency through this transition, great pride in our products and a strong desire to provide first class customer service.  These are critical attributes for our drive to transform SPX FLOW into a world-class operating enterprise.”
“Looking back at 2017, we finished with a solid fourth quarter, highlighted by 25% order growth, strong cash generation and continued debt reduction.  For the full year, orders grew 10% and backlog increased 27% to $1.0 billion.  We generated $205 million of operating cash flow and reduced net debt by $262 million, or 29%.  Net leverage was down to 3.0x at year end, a significant accomplishment.”
“As for 2018, we are targeting revenue growth of 4% to 6% with EPS in the range of $2.21 to $2.56 per share and EBITDA between $240 and $260 million."
“I’m encouraged with the current state of our company and I’m confident in our strategy to create shareholder value.  We are prioritizing investments in our highest value product lines and emphasizing continuous improvement across the enterprise to generate margin expansion.  We are in a strong financial position to invest in our business and see potential for significant value creation as we pivot our strategy to growth and improvement,” Michael concluded.
Fourth Quarter 2017 Overview:

•
Orders increased 24.6% to $564.9 million, as compared to $453.3 million in the year-ago quarter. Organic orders increased 20.2%, or $91.6 million, with growth across all three segments, including two large dairy processing systems awards totaling $71.5 million in the Food and Beverage segment. The impact of the U.S. Dollar versus foreign currencies increased orders by 4.4%, or $20.0 million.

◦	Excluding large capital orders(1), orders grew organically by $20.1 million to $493.4 million, up 4.4% from the year-ago quarter, driven by the Power and Energy segment.

•
Revenues increased 6.8% to $529.2 million, from $495.4 million in the year-ago quarter. Organic revenues* increased 2.2%, or $10.9 million, primarily due to increased shipments of valves and pumps into midstream oil applications, and to a lesser extent, aftermarket sales. The impact of the weaker U.S. Dollar versus foreign currencies increased revenues by 4.6%, or $22.9 million.

•	Operating income and margin were $42.0 million and 7.9%, compared to operating income and margin of $10.9 million and 2.2% in the year-ago quarter.

◦	The company recorded $1.7 million of special charges primarily related to its previously announced realignment program, compared to $15.5 million in the year-ago quarter.

•	Diluted net earnings per share were $0.72 and included:

◦	Discrete and other tax benefits of $0.23 per share primarily related to the enactment of the Tax Cuts and Jobs Act.

◦	Special charges of $(0.03) per share primarily related to the company’s global realignment program.

•	Excluding the items noted above, adjusted earnings per share* were $0.52.

•	Net cash from operating activities was $87.8 million in the period including $(9.7) million of cash outflows in support of the company’s realignment program.

•	Free cash flow* was $82.1 million and included the net cash from operating activities described above and $(5.7) million in capital expenditures.

•	Adjusted free cash flow* for the period was $91.8 million.

•	Net income for the period was $30.7 million.

•	Adjusted EBITDA* for the period was $61.9 million.

Fourth Quarter 2017 Results by Segment:
Food and Beverage
Revenues for Q4 2017 were $197.1 million, compared to $182.5 million in Q4 2016, an increase of $14.6 million, or 8.0%. Organic revenues* grew 3.3%, or $6.1 million, and currency fluctuations increased revenues 4.7%, or $8.5 million. The increase in organic revenues was due primarily to higher volumes of aftermarket and component sales, partially offset by lower volume of systems projects.
Segment income was $22.2 million, or 11.3% of revenues, in Q4 2017, compared to $18.2 million, or 10.0% of revenues, in Q4 2016. Segment income and margin increased primarily due to improved project execution costs, savings from restructuring actions and cost reduction initiatives, and improved productivity in our Bydgoszcz, Poland facility. These items were partially offset by increased variable incentive compensation.
Power and Energy
Revenues for Q4 2017 were $151.3 million, compared to $129.9 million in Q4 2016, an increase of $21.4 million, or 16.5%. Organic revenues* grew 10.9%, or $14.2 million, and currency fluctuations increased revenues 5.6%, or $7.2 million. The increase in organic revenue was due largely to an increase in revenue related to valves and pumps used in midstream oil applications, and to a lesser extent, aftermarket sales.
Segment income was $14.2 million, or 9.4% of revenues, in Q4 2017, compared to $7.7 million, or 5.9% of revenues, in Q4 2016. The increase in segment income and margin was due primarily to the organic revenue increase described above, savings from restructuring actions and cost reduction initiatives, and partially offset by increased variable incentive compensation.
Industrial
Revenues for Q4 2017 were $180.8 million, compared to $183.0 million in Q4 2016, a decline of $2.2 million, or 1.2%. Organic revenues* declined 5.1%, or $9.4 million, and currency fluctuations increased revenues 3.9%, or $7.2 million. The organic revenue decline was due primarily to lower shipments of OE and aftermarket mixers, partially offset by increased sales of hydraulic tools.
Segment income was $22.2 million, or 12.3% of revenues, in Q4 2017, compared to $29.5 million, or 16.1% of revenues, in Q4 2016. The decrease in segment income and margin was driven primarily by the decline in mixer shipments mentioned above, increased variable incentive compensation, and a legal settlement. These items were partially offset by savings from restructuring actions and cost reduction initiatives.
Full Year 2017 Overview:

•
Orders increased 10.2% to $2.12 billion from $1.92 billion in the prior year. Organic orders grew by $186.5 million, or 9.7% with growth across all three segments, highlighted by high-teens order growth in Power and Energy. Foreign currency was a modest benefit.

•
Revenues declined 2.2% to $1.95 billion from $2.00 billion in the prior year. The impact of the weaker U.S. Dollar on foreign currencies increased revenues by 0.8%, or $14.7 million. Organic revenues* decreased 3.0%, due largely to a lower opening backlog in oil and dairy related product lines.

•	Operating income (loss) was $119.1 million as compared to $(382.6) million in the prior year.

•
Segment income and margin were $196.5 million and 10.1%, compared to $199.3 million and 10.0% in the prior year. Increased cost savings driven by the company’s global realignment program and improved project execution costs were offset by the revenue decline described above, lower utilization rates at certain large facilities and higher variable incentive compensation.

•	Special charges were $19.3 million, compared to $79.8 million in the prior year, and substantially related to the company’s global realignment program.

•	Diluted net earnings per share were $1.10 and included:

◦	Special charges of $(0.37) per share primarily related to the company’s global realignment program.

◦	Discrete and other tax benefits of $0.20 per share, primarily relating to the enactment of the Tax Cuts and Jobs Act.

•	Excluding the items noted above, adjusted earnings per share* were $1.27.

•	Net cash from operating activities was $205.0 million and included $(37.5) million of cash outflows in support of the company’s realignment program.

•	Free cash flow* was $185.6 million and included the net cash from operating activities described above and $(19.4) million in capital expenditures.

•	Adjusted free cash flow* for the full year 2017 was $223.1 million.

•	Net income for the full year 2017 was $46.4 million.

•	Adjusted EBITDA* for the full year 2017 was $200.5 million.

2018 Full Year Financial Guidance
($ millions; except per share data)	Guidance	Year-Over-Year Variance(1)
Revenue	$2,025 to $2,075	4% to 6%
Operating income	$181 to $201	30% to 45%
Earnings Per Share	$2.21 to $2.56	75% to 100%
Free Cash Flow(2)*	$105 to $125	100% to 120% conversion of net income
EBITDA*	$240 to $260	20% to 30%

(1)	As compared to 2017 adjusted operating income* of $138.4 million, adjusted EPS* of $1.27, adjusted free cash flow* of $223.1 million and adjusted EBITDA* of $200.5 million.

(2)	Includes $13 million of cash payments related to the realignment program.

OTHER ITEMS
Global Realignment Program: As previously disclosed, the company is optimizing its global footprint, streamlining business processes and reducing selling, general and administrative expense through a global realignment program. The realignment program is intended to reduce costs across operating sites and corporate and global functions, in part by making structural changes and process enhancements to help the company operate more efficiently. The realignment program was initiated in 2015 and the vast majority of the planned actions were completed at the end of 2017. The total costs of the program, which have been fully incurred were $138.0 million with annualized savings of approximately $140.0 million, to be fully realized by the end of 2018.

Debt Repayment: During Q4 the company made voluntary prepayments of $100.0 million on its term loan. These payments, coupled with the required principal payments reduced the outstanding principal balance of the term loan to $270.0 million. On January 31, 2018 the company made a voluntary prepayment of $30.0 million on its term loan, reducing the outstanding principal to $240.0 million.

Income Taxes: As a result of the Tax Cuts and Jobs Act, the company recorded a net tax benefit of $20.8 million in the fourth quarter. This included a tax benefit of $17.8 million related to the revaluation of its U.S. federal net deferred tax liabilities. It also included a $53.4 million tax benefit associated with previously accrued repatriation tax on foreign earnings deemed not to be indefinitely reinvested. Additionally, the company recorded a provisional estimate of $50.4 million related to the mandatory one-time "deemed repatriation" of accumulated post-1986 foreign earnings which have not been previously taxed. The company expects to pay U.S. federal tax of approximately $18.8 million on the deemed repatriation after utilization of tax loss and foreign tax credit carryforwards. The Company expects to pay this amount over the next eight years as a result of fiscal year-ends of certain foreign subsidiaries ending after December 31, 2017.

Form 10-K: The company expects to file its annual report on Form 10-K for the year ended December 31, 2017 with the Securities and Exchange Commission on February 6, 2018. This press release should be read in conjunction with that filing, which will be available on the company’s website at www.spxflow.com, in the Investor Relations section.

About SPX FLOW, Inc.: Based in Charlotte, North Carolina, SPX FLOW is a global supplier of highly engineered solutions, process equipment and turn-key systems, along with the related aftermarket parts and services, into the food and beverage, power and energy and industrial end markets. SPX FLOW has approximately $2 billion in annual revenues with operations in over 30 countries and sales in over 150 countries around the world. To learn more about SPX FLOW, please visit www.spxflow.com.
(1) Large capital orders defined as individual orders greater than $15 million in value.
*Non-GAAP number. See attached schedules for reconciliation from most comparable GAAP number. Management believes these Non-GAAP metrics are commonly used financial measures for investors to evaluate our operating performance for the periods presented, and when read in conjunction with our consolidated and combined financial statements, present a useful tool to evaluate our ongoing operations and provide investors with metrics they can use to evaluate our management of the business from period to period. In addition, these are some of the factors we use in internal evaluations of the overall performance of our business.
Management acknowledges that there are many items that impact a company’s reported results and the adjustments reflected in these Non-GAAP metrics are not intended to present all items that may have impacted these results. In addition, these Non-GAAP metrics are not necessarily comparable to similarly-titled measures used by other companies.

Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. Please read these results in conjunction with the company’s documents filed with the Securities and Exchange Commission. These filings identify important risk factors and other uncertainties that could cause actual results to differ from those contained in the forward-looking statements. Actual results may differ materially from these statements. The words “expect”, “anticipate”, “plan”, “target”, “project”, “believe” and similar expressions identify forward-looking statements. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. In addition, estimates of future operating results are based on the company’s current complement of businesses, which is subject to change. Statements in this press release speak only as of the date of this press release, and SPX FLOW disclaims any responsibility to update or revise such statements.

Investor and Media Contact:
Ryan Taylor, Vice President, Communications and Investor Relations
704-752-4486
E-mail: investor@spxflow.com

SPX FLOW, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; in millions, except per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2017	2016	2017	2016
Revenues	$529.2	$495.4	$1,951.5	$1,996.0

Costs and expenses:
Cost of products sold	364.0	342.9	1,335.1	1,371.4
Selling, general and administrative	117.2	106.1	460.4	465.2
Intangible amortization	4.3	4.2	17.6	20.0
Impairment of goodwill and intangible assets	—	15.8	—	442.2
Special charges	1.7	15.5	19.3	79.8
Operating income (loss)	42.0	10.9	119.1	(382.6)

Other income (expense), net	3.1	(0.3)	1.3	(3.4)
Interest expense, net	(15.3)	(14.2)	(62.5)	(57.1)
Loss on early extinguishment of debt	—	—	—	(38.9)
Income (loss) before income taxes	29.8	(3.6)	57.9	(482.0)
Income tax benefit (provision)	1.1	11.2	(11.1)	101.0
Net income (loss)	30.9	7.6	46.8	(381.0)
Less: Net income attributable to noncontrolling interests	0.2	0.8	0.4	0.8
Net income (loss) attributable to SPX FLOW, Inc.	$30.7	$6.8	$46.4	$(381.8)

Basic income (loss) per share of common stock	$0.73	$0.16	$1.11	$(9.23)
Diluted income (loss) per share of common stock	$0.72	$0.16	$1.10	$(9.23)

Weighted average number of common shares outstanding - basic	41.912	41.454	41.799	41.345
Weighted average number of common shares outstanding - diluted	42.445	41.664	42.183	41.345

SPX FLOW, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited; in millions)

	December 31, 2017	December 31, 2016
ASSETS
Current assets:
Cash and equivalents	$263.7	$215.1
Accounts receivable, net	439.1	446.9
Inventories, net	293.9	272.4
Other current assets	50.0	72.8
Total current assets	1,046.7	1,007.2
Property, plant and equipment:
Land	35.1	36.1
Buildings and leasehold improvements	238.3	242.4
Machinery and equipment	461.6	420.8
	735.0	699.3
Accumulated depreciation	(374.1)	(322.0)
Property, plant and equipment, net	360.9	377.3
Goodwill	771.3	722.5
Intangibles, net	350.3	344.3
Other assets	159.8	151.9
TOTAL ASSETS	$2,689.0	$2,603.2

LIABILITIES, MEZZANINE EQUITY AND EQUITY
Current liabilities:
Accounts payable	$219.4	$203.8
Accrued expenses	389.6	329.9
Income taxes payable	21.6	10.8
Short-term debt	24.2	27.7
Current maturities of long-term debt	20.5	20.2
Total current liabilities	675.3	592.4
Long-term debt	850.9	1,060.9
Deferred and other income taxes	63.3	62.2
Other long-term liabilities	125.5	125.5
Total long-term liabilities	1,039.7	1,248.6
Mezzanine equity	22.2	20.1
Equity:
SPX FLOW, Inc. shareholders’ equity:
Common stock	0.4	0.4
Paid-in capital	1,650.9	1,640.4
Accumulated deficit	(327.5)	(373.9)
Accumulated other comprehensive loss	(372.8)	(521.4)
Common stock in treasury	(8.9)	(4.9)
Total SPX FLOW, Inc. shareholders' equity	942.1	740.6
Noncontrolling interests	9.7	1.5
Total equity	951.8	742.1
TOTAL LIABILITIES, MEZZANINE EQUITY AND EQUITY	$2,689.0	$2,603.2

SPX FLOW, INC. AND SUBSIDIARIES
RESULTS OF REPORTABLE SEGMENTS
(Unaudited; in millions)

	Three months ended December 31,				Twelve months ended December 31,
	2017	2016	Δ	%/bps	2017	2016	Δ	%/bps
Food and Beverage

Revenues	$197.1	$182.5	$14.6	8.0%	$715.9	$728.3	$(12.4)	(1.7)%
Gross profit	59.1	51.4	7.7		220.9	214.0	6.9
Selling, general and administrative expense	35.0	31.4	3.6		138.1	131.5	6.6
Intangible amortization expense	1.9	1.8	0.1		7.9	7.4	0.5
Income	$22.2	$18.2	$4.0	22.0%	$74.9	$75.1	$(0.2)	(0.3)%
as a percent of revenues	11.3%	10.0%		130bps	10.5%	10.3%		20bps

Power and Energy

Revenues	$151.3	$129.9	$21.4	16.5%	$543.2	$562.7	$(19.5)	(3.5)%
Gross profit	44.5	37.4	7.1		158.3	162.4	(4.1)
Selling, general and administrative expense	29.2	28.6	0.6		118.4	129.8	(11.4)
Intangible amortization expense	1.1	1.1	—		4.4	7.2	(2.8)
Income	$14.2	$7.7	$6.5	84.4%	$35.5	$25.4	$10.1	39.8%
as a percent of revenues	9.4%	5.9%		350bps	6.5%	4.5%		200bps

Industrial

Revenues	$180.8	$183.0	$(2.2)	(1.2)%	$692.4	$705.0	$(12.6)	(1.8)%
Gross profit	61.6	63.7	(2.1)		237.2	248.2	(11.0)
Selling, general and administrative expense	38.1	32.9	5.2		145.8	144.0	1.8
Intangible amortization expense	1.3	1.3	—		5.3	5.4	(0.1)
Income	$22.2	$29.5	$(7.3)	(24.7)%	$86.1	$98.8	$(12.7)	(12.9)%
as a percent of revenues	12.3%	16.1%		-380bps	12.4%	14.0%		-160bps

Consolidated Revenues	$529.2	$495.4	$33.8	6.8%	$1,951.5	$1,996.0	$(44.5)	(2.2)%
Consolidated Segment Income	58.6	55.4	3.2	5.8%	196.5	199.3	(2.8)	(1.4)%
as a percent of revenues	11.1%	11.2%		-10bps	10.1%	10.0%		10bps

Total income for reportable segments	$58.6	$55.4	$3.2		$196.5	$199.3	$(2.8)
Corporate expense	14.5	12.7	1.8		56.6	58.0	(1.4)
Pension and postretirement service costs	0.4	0.5	(0.1)		1.5	1.9	(0.4)
Impairment of goodwill and intangible assets	—	15.8	(15.8)		—	442.2	(442.2)
Special charges	1.7	15.5	(13.8)		19.3	79.8	(60.5)
Consolidated Operating Income (Loss)	$42.0	$10.9	$31.1	285.3%	$119.1	$(382.6)	$501.7	(131.1)%
as a percent of revenues	7.9%	2.2%		570bps	6.1%	(19.2)%		*

*Not meaningful for comparison purposes.

SPX FLOW, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; in millions)

	Three months ended December 31,		Twelve months ended December 31,
	2017	2016	2017	2016
Cash flows from (used in) operating activities:
Net income (loss)	$30.9	$7.6	$46.8	$(381.0)
Adjustments to reconcile net income (loss) to net cash from (used in) operating activities:
Special charges	1.7	15.5	19.3	79.8
Impairment of goodwill and intangible assets	—	15.8	—	442.2
Deferred income taxes	(31.0)	(1.8)	(31.9)	(102.0)
Depreciation and amortization	15.3	15.0	61.2	64.7
Stock-based compensation	3.8	4.7	15.9	18.9
Pension and other employee benefits	0.8	3.6	6.3	10.9
Gain on asset sales and other, net	—	(1.1)	(2.9)	(2.5)
Loss on early extinguishment of debt	—	—	—	38.9
Changes in operating assets and liabilities:
Accounts receivable and other assets	15.9	(7.8)	48.6	22.9
Inventories	24.5	23.4	1.1	18.4
Accounts payable, accrued expenses and other	35.6	(37.1)	78.1	(114.3)
Domestic pension payments	—	—	—	(65.9)
Cash spending on restructuring actions	(9.7)	(15.7)	(37.5)	(58.9)
Net cash from (used in) operating activities	87.8	22.1	205.0	(27.9)
Cash flows from (used in) investing activities:
Proceeds from asset sales and other, net	—	1.6	37.4	4.0
Decrease (increase) in restricted cash	(0.2)	0.2	(0.2)	—
Capital expenditures	(5.7)	(6.7)	(19.4)	(44.0)
Net cash from (used in) investing activities	(5.9)	(4.9)	17.8	(40.0)
Cash flows from (used in) financing activities:
Proceeds from issuance of senior notes	—	—	—	600.0
Repurchases of senior notes (includes premiums paid of $36.4)	—	—	—	(636.4)
Borrowings under senior credit facilities	—	95.0	125.5	423.0
Repayments of senior credit facilities	(105.0)	(105.0)	(313.5)	(365.0)
Borrowings under trade receivables financing arrangement	35.0	13.5	124.1	93.4
Repayments of trade receivables financing arrangement	(35.0)	(18.5)	(145.3)	(72.2)
Borrowings under other financing arrangements	0.5	12.3	9.9	13.5
Repayments of other financing arrangements	(1.2)	(1.8)	(13.8)	(14.6)
Minimum withholdings paid on behalf of employees for net share settlements, net	(0.5)	(0.7)	(4.0)	(3.9)
Payments for deferred financing fees	—	(2.9)	—	(15.5)
Dividends paid to noncontrolling interests in subsidiary	—	—	(1.5)	(1.2)
Net cash from (used in) financing activities	(106.2)	(8.1)	(218.6)	21.1
Change in cash and equivalents due to changes in foreign currency exchange rates	6.9	(21.9)	44.4	(34.0)
Net change in cash and equivalents	(17.4)	(12.8)	48.6	(80.8)
Consolidated cash and equivalents, beginning of period	281.1	227.9	215.1	295.9
Consolidated cash and equivalents, end of period	$263.7	$215.1	$263.7	$215.1

SPX FLOW, INC. AND SUBSIDIARIES
ORGANIC REVENUE RECONCILIATION
(Unaudited)

	Three months ended December 31, 2017
	Net Revenue Growth (Decline)	Foreign Currency	Organic Revenue Growth (Decline)
Food and Beverage	8.0%	4.7%	3.3%
Power and Energy	16.5%	5.6%	10.9%
Industrial	(1.2)%	3.9%	(5.1)%
Consolidated	6.8%	4.6%	2.2%

	Twelve months ended December 31, 2017
	Net Revenue Decline	Foreign Currency	Organic Revenue Decline
Food and Beverage	(1.7)%	1.0%	(2.7)%
Power and Energy	(3.5)%	—%	(3.5)%
Industrial	(1.8)%	1.0%	(2.8)%
Consolidated	(2.2)%	0.8%	(3.0)%

SPX FLOW, INC. AND SUBSIDIARIES
CASH, DEBT AND NET DEBT RECONCILIATION
(Unaudited; in millions)

Twelve months ended December 31, 2017
Beginning cash and equivalents	$215.1

Net cash from operating activities	205.0
Proceeds from asset sales and other, net	37.4
Capital expenditures	(19.4)
Increase in restricted cash	(0.2)
Borrowings under senior credit facilities	125.5
Repayments of senior credit facilities	(313.5)
Borrowings under trade receivables financing arrangement	124.1
Repayments of trade receivables financing arrangement	(145.3)
Borrowings under other financing arrangements	9.9
Repayments of other financing arrangements	(13.8)
Minimum withholdings paid on behalf of employees for net share settlements, net	(4.0)
Dividends paid to noncontrolling interests in subsidiary	(1.5)
Change in cash and equivalents due to changes in foreign currency exchange rates	44.4

Ending cash and equivalents	$263.7

	Debt and Net Debt at
	December 31, 2017	December 31, 2016
Domestic revolving loan facility	$—	$68.0
Term loan	270.0	390.0
5.625% senior notes, due in August 2024	300.0	300.0
5.875% senior notes, due in August 2026	300.0	300.0
Trade receivables financing arrangement	—	21.2
Other indebtedness	35.8	42.4
Less: deferred financing fees	(10.2)	(12.8)
Total debt	$895.6	$1,108.8

Total debt	$895.6	$1,108.8
Less: cash and equivalents	(263.7)	(215.1)
Net debt	$631.9	$893.7

SPX FLOW, INC. AND SUBSIDIARIES
FREE CASH FLOW AND ADJUSTED FREE CASH FLOW RECONCILIATION
(Unaudited; in millions)

	Three months ended		Twelve months ended
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Net cash from (used in) operating activities	$87.8	$22.1	$205.0	$(27.9)
Capital expenditures	(5.7)	(6.7)	(19.4)	(44.0)
Free cash flow from (used in) operations	$82.1	$15.4	$185.6	$(71.9)

Free cash flow from (used in) operations	$82.1	$15.4	$185.6	$(71.9)
Cash spending on restructuring actions	9.7	15.7	37.5	58.9
Capital expenditures related to manufacturing expansion in Poland	—	1.1	—	19.5
Domestic pension payments, net of tax benefit	—	—	—	41.0
Adjusted free cash flow from operations	$91.8	$32.2	$223.1	$47.5

SPX FLOW, INC. AND SUBSIDIARIES
ADJUSTED OPERATING INCOME RECONCILIATION
(Unaudited; in millions)

	Three months ended		Twelve months ended
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Operating income (loss)	$42.0	$10.9	$119.1	$(382.6)
Impairment of goodwill and intangible assets	—	15.8	—	442.2
Special charges	1.7	15.5	19.3	79.8
Adjusted operating income	$43.7	$42.2	$138.4	$139.4

SPX FLOW, INC. AND SUBSIDIARIES
EBITDA AND ADJUSTED EBITDA RECONCILIATION
(Unaudited; in millions)

	Three months ended		Twelve months ended
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Net income (loss) attributable to SPX FLOW, Inc.	$30.7	$6.8	$46.4	$(381.8)

Income tax provision (benefit)	(1.1)	(11.2)	11.1	(101.0)
Interest expense, net	15.3	14.2	62.5	57.1
Depreciation and amortization	15.3	15.0	61.2	64.7
EBITDA	60.2	24.8	181.2	(361.0)
Special charges	1.7	15.5	19.3	79.8
Loss on early extinguishment of debt	—	—	—	38.9
Impairment of goodwill and intangible assets	—	15.8	—	442.2
Adjusted EBITDA	61.9	56.1	200.5	199.9
Non-cash compensation expense	5.0	6.0	21.6	25.4
Non-service pension and postretirement-related costs (benefits)	(4.3)	1.5	(4.4)	2.5
Interest income	1.2	0.9	4.7	3.5
Gain on asset sales and other, net	—	(1.1)	(2.9)	(2.5)
Other	0.1	0.2	0.6	0.8
Bank consolidated EBITDA	$63.9	$63.6	$220.1	$229.6

SPX FLOW, INC. AND SUBSIDIARIES
ADJUSTED DILUTED EARNINGS PER SHARE RECONCILIATION
(Unaudited)

	Three months ended		Twelve months ended
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Diluted earnings (loss) per share	$0.72	$0.16	$1.10	$(9.23)
Loss on early extinguishment of debt, net of tax	—	—	—	0.59
Special charges, net of tax	0.03	0.27	0.37	1.46
Discrete tax benefits, primarily Poland expansion and other	—	(0.23)	—	(0.57)
Discrete tax benefits, primarily Tax Cuts and Jobs Act and other	(0.23)	—	(0.20)	—
Impairment of goodwill and intangible assets, net of tax	—	0.26	—	9.03
Adjusted diluted earnings per share	$0.52	$0.46	$1.27	$1.28

SPX FLOW, INC. AND SUBSIDIARIES
GUIDANCE RECONCILIATIONS FOR FREE CASH FLOW AND EBITDA
(Unaudited; in millions)

2018
Mid-Point Guidance
Net cash from operating activities	$145
Capital expenditures	(30)
Free cash flow from operations	$115

2018
Mid-Point Guidance
Net income attributable to SPX FLOW, Inc.	$103

Income tax provision	35
Interest expense, net	51
Depreciation and amortization	62
EBITDA	251
Non-cash compensation expense	18
Non-service pension and postretirement-related costs	1
Interest income	5
Special charges	5
Bank consolidated EBITDA	$280